[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.28(iii)

FibroGen Inc. 225 Gateway Boulevard South San Francisco, CA 94080 U. S. A.
18 August 2008

Re: Postponement of exercise date for “BI Pharma Option Part 1” granted under, and final execution date of the “[ * ] supply agreement” according to the Process Development and Clinical Supply Agreement effective as of November 29, 2007 and amended by the Letter Agreement (the “Letter Agreement”) effective as of June 26, 2008 (together the “Definitive Agreement”).

Dear Ladies and Gentlemen:

Under the Definitive Agreement FibroGen, Inc. (“FibroGen”) granted to Boehringer Ingelheim Pharma GmbH & Co. KG (“BI”, and together with FibroGen, the “Parties”) a first option to manufacture and supply [ * ] Product (the “Option”), which must be exercised no later than [ * ].

The Parties now agree, that the exercise of the Option and the negotiation of the [ * ] supply agreement (the “Supply Agreement”) needs further postponement. As the Parties are engaged in negotiations for an Addendum No. 1 to the Definitive Agreement reflecting the changes discussed during the previous months, the purpose of this second letter agreement (this “Letter Agreement No. 2”) is to set forth the mutual agreement of FibroGen and BI with respect to an extension of the date by which the Option as described in the Definitive Agreement must be exercised and the Supply Agreement shall be finally executed. Accordingly, FibroGen and BI agree that the Definitive Agreement shall be amended as follows:

1.         The second sentence of Section 6.1.1 of the Definitive Agreement shall be amended to read as follows:

            “Such option must be exercised by BI Pharma no later than [ * ], and such option will lapse if not exercised by BI Pharma by such date.”

2.        The second sentence (which has been the third sentence prior to deletion of the former second sentence by the Letter Agreement) of Section 6.2 shall be amended to read as follows:

           “However, the final execution date of said [ * ] supply agreement shall not be later than

           [ * ].”

Except as expressly set forth in this Letter Agreement No. 2, all other terms and conditions of the Definitive Agreement shall remain in full force and effect. This Letter Agreement No. 2 may be executed in one or more counterparts, each of which shall constitute together the same document.

Please indicate your agreement with the matters set forth herein by executing this Letter Agreement No. 2 in the space provided below.

Very truly yours,

Boehringer Ingelheim Pharma GmbH & Co. KG
	ppa.	i. V.
By:	[ * ]	[ * ]
Name:	[ * ]	[ * ]
Title:	VP Supply Chain	Corporate Lawyer

Acknowledged and Agreed:

FibroGen, Inc.

By:	/s/ William Hodder

Name:	William Hodder
Title:	Vice President, Business Development

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.